Exhibit 5.20

CONSENT OF BERNARD FOO

In connection with the material change report of Avalon Rare Metals Inc. (the “Company”) dated April 29, 2013 (the “MCR”) which included reference to the undersigned in connection with the mining and mineral reserves, mine capital and operating costs for the Nechalacho Rare Earth Elements Project, the undersigned hereby consents to the reference of the undersigned’s name in the MCR and information derived from the MCR included in or incorporated by reference into the Registration Statement on Form F-10 originally filed by the Company with the United States Securities and Exchange Commission on August 21, 2013 and any amendments thereto and the prospectus included therein.

/s/ Bernard Foo__________ Bernard Foo, P. Eng, M. Eng

Date: September 10, 2013